Exhibit 99.1

                         FINLAY FINE JEWELRY CORPORATION

                                529 Fifth Avenue
                               New York, NY 10017

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 April 26, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to the requirements under Temporary Note 3T to Article 3 of Regulation S-X, Finlay Fine Jewelry Corporation ("Finlay Jewelry") has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the audit of Finlay Jewelry's consolidated financial statements, as of and for the fiscal year ended February 2, 2002, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Andersen also stated that the availability of personnel at foreign affiliates of Andersen is not relevant to its audit of Finlay Jewelry.

                                            Very truly yours,

                                            Finlay Fine Jewelry Corporation


                                            /s/ Bruce E. Zurlnick

                                            Bruce E. Zurlnick
                                            Senior Vice President, Treasurer and
                                            Chief Financial Officer